To the Shareholders of Novation Companies, Inc.:
2014 was a year of significant change for Novation as we sold StreetLinks and Advent, completing the strategic shift that would focus our efforts on growing the business of Corvisa.

Corvisa is a cloud telecommunications and software company bringing to market a unique product-plus-platform solution. We were recently recognized for this approach by our selection as a 2015 Hot Vendor in Real-Time Communication and Collaboration Platform as a Service by Aragon Research, a leading technology research and advisory firm.

Platform as a Service (PaaS) is becoming increasingly important because enterprises want and need flexibility in the technologies used to operate their business. Having built our core Software as a Service (SaaS) products on our own communications platform, Corvisa is in a unique position to bring the worlds of PaaS and SaaS together. With our Summit Platform, Corvisa gives enterprises the ability to purchase our world-class products and customize them if desired, while also having the ability to build new, original applications. This allows enterprises maximum flexibility to ensure the communications technology used to operate their business not only addresses their current needs and processes but can also evolve as their business changes.

The core products offered by Corvisa include:

1.	Business Phone System (PBX)

2.	CorvisaOne Cloud Contact Center Software

3.	SIP Trunking

4.	Summit Platform

The industry in which Corvisa operates is large and global in nature. The global Business Phone System industry is estimated to generate more than $60 billion in annual revenue while the global Contact Center Software industry is estimated in excess of $10 billion. The penetration of cloud-based solutions is in its infancy with less than 10% of the market already using cloud-based systems. We believe there will be a mass migration to cloud-based solutions from premise-based solutions over the next several years, which positions Corvisa well for growth.

Our focus for 2015 is simple but not easy; grow our monthly recurring revenue by growing the number of customers using our products. Over the past several months we have brought on a highly qualified senior leadership team and put in place the sales infrastructure needed to help us achieve our objectives. Our focus is on growing enterprise value by growing revenue and at this point we do not project making a profit over the next 12 months or longer.

As we look forward, our focus will be on continuing to grow Corvisa and ensuring the business has the necessary funding to realize its full potential. At the same time we are beginning the process of exploring strategies that may allow us to monetize the tax advantages of the large net operating losses (NOL) that exist at Novation.

As always, I want to thank our dedicated employees for their hard work throughout the year.

Lance Anderson
Chairman of the Board and Chief Executive Officer